NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The NYSE Archipelago Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on February 9, 2015, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on January 26, 2015 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The Merger/Reorganzation of iShares MSCI Russia Capped ETF, the sole series of iShares MSCI Russia Capped ETF, Inc., with iShares MSCI Russia Capped ETF, a series of iShares, Inc. became effective before the open on January 26, 2015. Each share held of iShares MSCI Russia Capped ETF (Old) was exchanged for shares of iShares MSCI Russia Capped ETF (New) with the same aggregate value as iShares MSCI Russia Capped ETF (Old). The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on January 26, 2015.